Exhibit 1

BY-LAWS
OF
SOCIEDAD QUIMICA Y MINERA DE CHILE S.A.
FREE TRANSLATION.

* * * * * * *

I.	CONSTITUTION.

Constituted by public deed awarded on June 17, 1968 by the Notary public of Santiago Mr. Sergio Rodríguez Garcés. Its abstract was registered on June 29, 1968 in the Business Registry of the Real Estate Official Property Register of Santiago, on page 4.533 No. 1.991. Its existence was approved by Decree No. 1.164 (Decreto Supremo No. 1.164) from June 22, 1968 of the Ministry of Finance, and also registered on June 29, 1968 in the Business Registry of the Real Estate Official Property Register of Santiago, on page 4.537 No. 1.992, and inscribed within the margin of the corporation's registration. The abstract of the articles of incorporation, approved by the Superintendency of Insurance Companies, Corporations, and Stock Exchanges, and the Decree authorizing the Corporations' existence, were published in the Official Gazette (Diario Oficial) No. 27.080, on June 29, 1968.

II.	AMENDMENTS.

1.	The minutes of the Corporation's General Extraordinary Shareholders Meeting held on October 9, 1969 were executed in the public deed awarded on October 13, 1969 by the Notary Public of Santiago Mr. Sergio Rodríguez Garcés, by means of which the By-laws were modified. The abstract of such deed, approved by the Superintendency of Insurance Companies, Corporations, and Stock Exchanges, was registered on February 5, 1970 in the Business Registry of the Real Estate Official Property Register of Santiago, on page 947 No. 447, and was inscribed within the margin of the corporation's registration. The modification was approved by Decree No. 63 of January 26, 1970 of the Ministry's of Finance, and was registered on February 5, 1970 in the Business Registry of the Real Estate Official Property Register of Santiago, on page 948 No. 448, and inscribed within the margin of the abstract's registration of the deed of modification. The deed's abstract and the Decree approving the modification were published in the Official Gazette No. 27.566 on February 7, 1970.

The purpose of this modification was to establish a preferred dividend for Series "A" stocks of the Corporation's net earnings originated in the draw-back awarded by Decree No. 914 of September 4, 1969 of the Ministry of Economy, Development and Reconstruction.

2.	The minutes of the Corporation's General Extraordinary Shareholders Meeting held on April 21, 1977 were executed in the public deed awarded on May 19, 1977 in Santiago in the Office of Notary Mr. Jaime Morandé Orrego, by means of which the By-laws were modified. Subsequently, such By-laws were complemented by public deeds also executed in Santiago in the Office of Notary Mr. Jaime Morandé Orrego, on May 15 and September 21, 1978. The modification was approved by means of the Privileged Decision No. 256-S of June 27, 1979 of the Superintendency of Insurance Companies, Corporations, and Stock Exchanges. The General Secretary's certificate of the referred Superintendency that reports on the mentioned Decision and on the modification's deed abstract, was registered in the Business Registry of the Real Estate Official Property Register of Santiago on page 8.068 No. 4.908 on July 9, 1979, and inscribed within the margin of the corporation's registration, and published in the Official Gazette No. 30.408 on July 7, 1979.

The purpose of this modification was to specify the corporate purposes, to eliminate the division of the stocks into Series, to increase the payment term for the capital stock, to reduce to two years the period for the Directors, and other internal modifications.

3.	The minutes of the Corporation's General Extraordinary Shareholders Meeting held on April 19, 1979 were executed in the public deed awarded on May 18, 1979 in Santiago in the Office of Notary Mr. Jaime Morandé Orrego, by means of which the By-laws were modified. Subsequently, these By-laws were complemented by the public deed also executed in Santiago in the Office of Notary Mr. Jaime Morandé Orrego on January 8, 1980. The modification was approved by means of Decision No. 020-S of January 14, 1980 of the Superintendency of Insurance Companies, Corporations, and Stock Exchanges. The General Secretary's certificate of the referred Superintendency that reports on the named Decision, was registered in the Business Registry of the Real Estate Official Property Register of Santiago, on page 1.080, No. 569, on January 21, 1980, and inscribed within the margin of the corporation's registration and published in the Official Gazette No. 30.572, on January 24, 1980.

The purpose of this modification was to reduce to seven the number of Directors, eliminating the positions of alternate Directors, and other internal modifications.

4.	The minutes of the Corporation's General Extraordinary Shareholders Meeting held on July 6, 1981 were executed in the public deed awarded on July 6, 1981 in Santiago, in the Office of Notary Mr. Jaime Morandé Orrego, by means of which the By-laws were modified. Subsequently, these By-laws were complemented by the public deed also executed in Santiago in the Office of Notary Mr. Rubén Galecio Gómez, on October 20, 1981. The modification was approved by means of Decision No. 652 of October 21, 1981 from the Superintendency of Securities and Insurances. The General Secretary's certificate of the referred Superintendency that reports on the mentioned Decision, was registered in the Business Registry of the Real Estate Official Property Register of Santiago, on page 23.170 No. 12.751, on December 15, 1981 and inscribed within the margin of the corporation's registration, and published in the Official Gazette No. 31.142, on December 16, 1981.

The purpose of this modification was to increase the capital stock of US$ 40.000.000, divided into 40.000.000 stocks with a nominal value of US$ 1 each, to US$ 123.491.099 divided into 123.491.099 stocks with a nominal value of US$ 1 each, and other internal modifications.

5.	The minutes of the Corporation's General Extraordinary Shareholders Meeting held on April 14, 1982 were executed in the public deed awarded on April 15, 1982 in Santiago in the Office of Notary Mr. Rubén Galecio Gómez, by means of which the By-laws were modified. The abstract of the modification deed was registered in the Business Registry of the Real Estate Official Property Register of Santiago on page 7.600, No. 4.184 on May 7, 1982, and inscribed within the margin of the corporation's registration, and published in the Official Gazette No. 31.255 on May 4, 1982.

The purpose of this modification was to adjust the By-laws to the provisions of Law No. 18.046 of 1981.

6.	The minutes of the Corporation's General Extraordinary Shareholders Meeting held on August 5, 1982 were executed in the public deed awarded on September 6, 1982, in Santiago in the Office of Notary Mr. Patricio Zaldívar Mackenna, by means of which the By-laws were modified. The abstract of the modification deed was registered in the Business Registry of the Real Estate Official Property Register of Santiago, on page 16.546, No. 9.482 on September 27, 1982, and inscribed within the margin of the corporation's registration, and published in the Official Gazette No. 31.377, on September 27, 1982.

The purpose of this modification was to voluntarily submit the Corporation to the regulations governing open corporations, and to register its stocks in the National Security Register (Registro Nacional de Valores), to establish the incompatibility of the position of Chief Executive Officer with that of Director, Auditor or Accountant, to establish that the General Ordinary Shareholders Meeting yearly appoints External Auditors, and other internal modifications.

7.	The minutes of the Corporation's General Extraordinary Shareholder Meeting held on July 26, 1984 were executed in the public deed awarded on August 9, 1984 in Santiago, in the Office of Notary Mr. Mario Baros González, by means of which the By-laws were modified. The abstract of the modification deed was registered in the Business Registry of the Real Estate Official Property Register of Santiago on page 12.682, No. 6.912, on August 31, 1984, and inscribed within the margin of the corporation's registration, and published in the Official Gazette No. 31.962, on August 31, 1984.

The purpose of this modification was to reduce the capital stock to US$ 79.528.455 absorbing the losses of US$ 43.962.644 accumulated up to December 31, 1983, thus leaving the capital stock divided into 123.491.099 stocks without nominal value, and other internal modifications.

8.	The minutes of the Corporation's General Extraordinary Shareholder Meeting held on August 8, 1986 were executed in the public deed awarded on August 12, 1986 in Santiago, in the Office of Notary Mr. Mario Baros González, by means of which the By-laws were modified. The abstract of the modification deed was registered in the Business Registry of the Real Estate Official Property Register of Santiago, on page 15.600, No. 8.754, on August 22, 1986, inscribed within the margin of the corporation's registration, and its correction, registered on page 17.211, No. 9.564, on September 15, 1986, was inscribed within the margin of the mentioned Business Registry, and both abstracts were published in the Official Gazettes No. 32.554, on August 22, 1986, and No. 32.572, on September 13, 1986.

The purpose of this modification was to adapt the By-laws to provisions contained in Title XII of the Executive Order No. 3.500 of 1980, adding Articles 1 Bis, 5 Bis, 16 Bis, 18 Bis, 27 Bis, 28 Bis, 31 Bis, 36 Bis, and a Chapter Nine with "Special Regulations".

9.	The minutes of the Corporation's General Extraordinary Shareholder Meeting held on December 5, 1988 were executed in the public deed awarded on January 19, 1989 in Santiago, in the Office of Notary Mr. Patricio Zaldívar Mackenna, by means of which the By-laws were modified. The abstract of the modification deed was registered in the Business Registry of the Real Estate Official Property Register of Santiago, on page 3.263, No. 1.555, on February 1, 1989, inscribed within the margin of the corporation's registration, and published in the Official Gazette No. 33.289, on February 3, 1989.

The purpose of this modification was to readjust the corporations' name, to establish its indefinite duration, to extend the corporate purposes, and to implement other internal issues of the Corporation.

10.	Under the provisions of the public deed executing the minutes of the Corporation's 14th General Extraordinary Shareholders Meeting, held on April 23, 1993, the By-laws were thereinafter modified. Such deed was executed on April 27, 1993 before Mr. Juan Ricardo San Martín Urrejola, attorney and Titular Notary Public Notary's Office number 43 of Santiago, and thereinafter an abstract was published in the Official Gazette on April 30, 1993, and consequently it was registered on page 8.675, No. 7.186, and sub-registered on page 4.533, No. 1.991 of the Business Registry of the Real Estate Official Property Register of Santiago corresponding, respectively, to years 1993 and 1968.

The modification of the aforementioned By-laws allowed, among others, to: (a) increase the capital stock of US$ 79.528.455, divided into 123.491.099 stocks without nominal value and fully paid, to US$ 229.528.455 divided into 123.491.099 Series A or ordinary stocks without nominal value and fully paid, and into 83.007.413 Series B or preferred stocks without nominal value, paid or to be paid, 16.601.482 with US$ 30.000.000 by means of immediate capitalization of accrued profits of such amount, and 66.405.931 with US$ 120.000.000 by means of issuing, underwriting, and paying such stocks within three years following April 23, 1993; (b) establish that in the corresponding Meeting, only Series A stocks are able to separately elect Directors and Inspectors of the corporation's holder and substitute accounts; (c) establish that in the corresponding Meeting, only Series B stocks are able to separately elect, preferentially and with privilege, the Corporations's External Auditors; (d) determine that the aforementioned privilege will be in force during 50 years following April 23, 1993; and (e) replace articles 5, 11, 12, 31, and 32 of the By-laws, and to include 2 new temporary articles in the form indicated in the aforementioned deed.

11.	By-laws were thereinafter modified under the provisions of the public deed executing the minutes of the Corporation's 15th General Extraordinary Shareholders Meeting held June 3, 1993. Such deed was awarded on June 3, 1993 before Mr. Juan Ricardo San Martín Urrejola, attorney and Titular Notary Public of the Notary's Office number 43 of Santiago, and thereinafter an abstract was published in the Official Gazettes on June 7, 14, and 26 and July 8, 1993, and consequently registered on pages 13.866 No. 11.475 and 15.410 No. 12.761 and sub-registered on page 4.533, No. 1.991 of the Business Registry of the Real Estate Official Property Register of Santiago corresponding, respectively, to years 1993 and 1968.

The modification of the aforementioned By-laws allowed, among others, to: (a) revoke and fully annul all agreements adopted by the Corporation's 14th General Extraordinary Shareholders Meeting; (b) increase the capital stock of US$ 79.528.455, divided into 123.491.099 stocks without nominal value and fully paid, to US$ 229.528.455 divided into 123.491.099 Series A stocks without nominal value and fully paid and into 83.007.413 Series B stocks without nominal value and paid or to be paid, 16.601.482 with US$ 30.000.000 by means of immediate capitalization of accrued profits for that amount, and 66.405.931 with US$ 120.000.000 by means of issuing, underwriting, and paying such stocks within three years following June 3, 1993; (c) increase the number of Directors from 7 to 8; (d) establish that Series B stocks have a restricted right to vote, since they can only elect 1 Director; (e) establish the preference of Series B stocks to enable them to -i- call an Ordinary or Extraordinary Meeting when requested by Series B shareholders representing at least 5% of the issued stocks of the same Series B and -ii-, call an Extraordinary Board of Directors' Meeting without the President's authorization, when requested by the Director elected by Series B shareholders; (f) indicate that before an even result of President election, a new election will be called excluding the Director elected by Series B stock shareholders, and that this exclusion represents a preference for Series A stocks; (g) determine that the aforementioned privileges will be in force for 50 years following June 3, 1993; and (h) replace Articles 5, 9, 11, 12, 14, 15, 19, 28, 30, 31, and, 32 of the By-laws, and include 2 new Temporary Articles in the form indicated in the aforementioned deed.

12.	By-laws were thereinafter modified under the provisions of the public deed executing the minutes of the Corporation's 17th General Extraordinary Shareholders Meeting, held on December 19, 1994. Such deed was awarded on December 26, 1994 before Mr. Juan Ricardo San Martín Urrejola, attorney and Titular Notary Public of the Notary's Office number 43 of Santiago, and thereinafter an abstract was published in the Official Gazette on January 6 and 14, 1995, and consequently registered on page 1.391, No. 1.113, and sub-registered on page 4.533, No. 1.991 of the Business Registry of the Real Estate Official Property Register of Santiago, corresponding, respectively, to years 1995 and 1968.

The modifications of the aforementioned By-laws allowed, among others, to: (a) adapt them to the provisions of Law No. 19.301; (b) extend the specific corporate purposes; (c) indicate that the capital stock amounts to US$ 265.669.746 divided into 120.376.972 Series A stocks without nominal value and fully paid, and into 83.007.413 Series B stocks without nominal value and fully paid; (d) annul First Temporary Article in the form indicated in the aforementioned deed.

13.	By-laws were thereinafter modified under the provisions of the public deed executing the minutes of the Corporation's 18th General Extraordinary Shareholders Meeting, held on September 1, 1995. Such deed was awarded on September 1, 1995 before Mr. Juan Ricardo San Martín Urrejola, attorney and Titular Notary Public of the Notary's Office number 43 of Santiago, and thereinafter an abstract was published in the Official Gazette on September 4, 1995 and consequently registered on page 20.977 N°16.988 and sub-registered on page 4.533 N°1.991 of the Business Registry of the Real Estate Official Property Register of Santiago, corresponding, respectively, to years 1995 and 1968.

The modifications of the aforementioned By-laws allowed, among others, to: (a) increase the corporate capital of US$265.669.746 divided into 120.376.972 Series A shares without nominal value and into 83.007.413 Series B shares without nominal value to a new corporate capital of US$435.669.746 divided into 120.376.972 Series A shares without nominal value and into 120.376.972 Series B shares without nominal value and (b) replace Article 5, rename Temporary Article as Temporary Article 1 and incorporate Temporary Article 2 in the form indicated in the aforementioned deed.

14.	By-laws were subsequently modified as agreed by the 19th. Extraordinary Shareholders Meeting of the Corporation that was held on April 26, 1996. The minutes of such Meeting were reproduced in the public deed that was issued and authorized on May 3, 1996 before Mr. Juan Ricardo San Martín Urrejola, attorney and Titular Notary Public N°43 of Santiago and thereafter published in abstract in the Official Gazette of May 14, 1996 and registered in abstract in page 11.504 N°9.332 and sub-registered in page 4.533 N°1.991 of the Registry of Commerce of the Real Estate Property Register of Santiago, corresponding, respectively, to years 1996 and 1968.

The modification of the aforementioned By-laws allowed, among others, to (a) reflect that the capital stock amounts to US$415.160.946 divided into 120.376.972 Series A stocks without nominal value and fully paid and into 120.376.972 Series B stocks without nominal value and fully paid and (b) replace Article 5, annul Transitory Article N°2 and rename Transitory Article N°1 as Transitory Article as indicated in the aforementioned deed.

15.	By-laws were subsequently modified as agreed by the 20th. Extraordinary Shareholders Meeting of the Corporation that was held on April 28, 1997. The minutes of such Meeting were reproduced in the public deed that was issued and authorized on April 28, 1997 before Mr. Juan Ricardo San Martín Urrejola, attorney and Titular Notary Public N°43 of Santiago and thereafter published in abstract in the Official Gazette of May 6, 1997 and registered in abstract in page 11.099 N°8.802 and sub-registered in page 4.533 N°1.991 of the Registry of Commerce of the Real Estate Property Register of Santiago, corresponding, respectively, to years 1997 and 1968.

The modification of the aforementioned By-laws allowed the increase of the term of the Directors from 2 to 3 years and the replacement of Articles 10 and 14 of the same.

16.	By-laws were subsequently modified as agreed by the 21th. Extraordinary Shareholders Meeting of the Corporation that was held on February 6, 1998. The minutes of such Meeting were reproduced in the public deed that was issued and authorized on February 6, 1998 before Mr. Oscar Ernesto Navarrete Villalobos, attorney and Deputy Notary Public for Mr. Juan

Ricardo San Martín Urrejola, attorney and Titular Notary Public N°43 of Santiago and thereafter published in abstract in the Official Gazette of February 9, 1998 and registered in abstract in page 3.556 N°2.851 and sub-registered in page 4.533 N°1.991 of the Registry of Commerce of the Real Estate Property Register of Santiago, corresponding, respectively, to years 1998 and 1968.

The modification of the aforementioned By-laws allowed, among others, to (a) increase the Corporation's capital from US$415.160.946 divided into 120.376.972 Series A stocks without nominal value and fully paid and into 120.376.972 Series B stocks without nominal value and fully paid to US$494.160.946 divided into 143.376.972 Series A stocks without nominal value and into 120.376.972 Series B stocks without nominal value and (b) replace Article 5, rename Transitory Article as Transitory Article N°1 and incorporate a new Transitory Article N°2 as indicated in the aforementioned deed.

17.	By-laws were subsequently modified as agreed by the 23th. Extraordinary Shareholders Meeting of the Corporation that was held on November 20, 1998. The minutes of such Meeting were reproduced in the public deed that was issued and authorized on November 20, 1998 before Mr. Juan Ricardo San Martín Urrejola, attorney and Titular Notary Public N°43 of Santiago and thereafter published in abstract in the Official Gazette of November 26, 1998 and registered in abstract in page 29.145 N°23.338 and sub-registered in page 4.533 N°1.991 of the Registry of Commerce of the Real Estate Property Register of Santiago, corresponding, respectively, to years 1998 and 1968.

The modification of the aforementioned By-laws allowed, among others, to replace Articles 31 and Transitory Article N°2 as indicated in the aforementioned deed.

18.	By-laws were subsequently modified as agreed by the 24th. Extraordinary Shareholders Meeting of the Corporation that was held on April 26, 2002. The minutes of such Meeting were reproduced in the public deed that was issued and authorized on April 26, 2002 before Mr. Juan Ricardo San Martín Urrejola, attorney and Titular Notary Public N°43 of Santiago and thereafter published in abstract in the Official Gazette of May 6, 2002 and registered in abstract in page 11.150 N°9.227 and sub-registered in page 4.533 N°1.991 of the Registry of Commerce of the Real Estate Property Register of Santiago, corresponding, respectively, to years 2002 and 1968.

The modification of the aforementioned By-laws allowed to modify Article 13 as indicated in the aforementioned deed with the purpose to leave with no effect the end of duties penalty applied to those Directors who absent the country for over three months.

Updated to May 31, 2002.

BY-LAWS

TITLE I
Name, Address, Duration, and Purpose.

ARTICLE 1.- A Corporation is constituted under the name of "SOCIEDAD QUIMICA Y MINERA DE CHILE S.A.", and for advertising purposes it may also act as "SOQUIMICH" or "S.Q.M.". It will be governed by the present By-laws and by the legal and regulatory provisions in force.

ARTICLE 1 BIS.- Notwithstanding the foregoing, the Corporation is subject to the provisions contained in the Executive Order No. 3.500 and its amendments as it falls within the conditions foreseen in article 111 of such Executive Order.

ARTICLE 2.- The Corporation will have its legal domicile in the Santiago Municipality, notwithstanding the special legal domiciles of its agencies or branches, and offices to be established in other locations within the country or abroad.

ARTICLE 3.- The duration of the Corporation will be indefinite.

ARTICLE 4.- The Corporation's specific purposes will be to: (a) perform all kinds of chemical or mining activities and businesses, among others, those related to researching, prospecting, extracting, producing, working, processing, purchasing, disposing of, and commercializing properties, as applicable, of all metallic and non-metallic and fossil mining substances and elements of any type or nature, to be obtained from them or from one or more concessions or mining deposits, and in their natural or converted state, or transformed into different raw materials or manufactured or partially manufactured products, and of all rights and properties thereon; (b) manufacture, produce, work, purchase, transfer ownership, import, export, distribute, transport, and commercialize in any way, all kinds of fertilizers, components, raw materials, chemical, mining, agricultural, and industrial products, and their by-products; (c) generate, produce, distribute, purchase, transfer ownership, and commercialize, in any way, all kinds of electrical, thermal, or other type of power, and hydric resources or water rights in general; (d) request, manifest, claim, constitute, explore, work, lease, transfer ownership, and purchase, in any way, all kinds of mining concessions; (e) purchase, transfer ownership, and administer, in any way, any kind of telecommunications, railroads, ships, ports, and any means of transport, and represent and manage shipping companies, common carriers by water, airlines, and carries in general; (f) manufacture, produce, commercialize, maintain, repair, assemble, construct, disassemble, purchase and transfer ownership, and in any way, any kind of electromechanical structure, and substructure in general, components, parts, spares, or parts of equipment, and machines, and execute, develop, advice, and commercialize, any kind of electromechanical or smelting activities; (g) purchase, transfer ownership, lease, and commercialize any kind of agroindustrial and farm forestry activities, in any way; (h) purchase, transfer ownership, lease, and commercialize, in any way, any kind of urban or rural real estates; (i) render any kind of health services and manage hospitals, private clinics, or similar facilities; (j) construct, maintain, purchase, transfer ownership, and manage, in any way, any kind of roads, tunnels, bridges, water supply systems, and other required infrastructure works, without any limitation, regardless of whether they may be public or private, among others, to participate in bids and enter into any kind of contracts, and to be the legal owner of the applicable concessions; and (k) purchase, transfer ownership, and commercialize, in any way, any kind of intangible properties such as stocks, bonds, debentures, financial assets, commercial papers, shares or rights in corporations, and any kind of bearer securities or instruments, and to administer such investments, acting always within the Investment and Financing Policies approved by the applicable General Shareholders Meeting. The Corporation may comply with the foregoing acting by itself or through or with other different legal entities or natural persons, within the country or abroad, with properties of its own or owned by third parties, and additionally, in the ways and territories, and with the aforementioned properties and purposes, it may also construct and operate industrial or agricultural facilities or installations; constitute, administer, purchase, transfer ownership, dissolve, liquidate, transform, modify, or form part of partnerships, institutions, foundations, corporations, or associations of any kind or nature; perform all actions, enter into all contracts, and incur in all obligations convenient or necessary for the foregoing; perform any business or activity related to its properties, assets, or patrimony, or with that of its affiliates, associated companies, or related companies, and render financial, commercial, technical, legal, auditing, administrative, advisory, and other pertinent services.

TITLE II.
Capital and Stocks.

ARTICLE 5.- The Corporation's capital is the amount of four hundred ninety four million one hundred sixty thousand nine hundred forty six dollars divided into or represented by one hundred forty three million three hundred seventy six thousand nine hundred seventy two Series A shares without nominal value and fully issued and by one hundred twenty million three hundred seventy six thousand nine hundred seventy two Series B shares without nominal value and fully issued, subscribed and paid. Series B shares may in no case exceed fifty percent of the Corporation's issued, subscribed and paid shares and have a restricted right to vote as they can only elect one Director of the Corporation, regardless of its ownership on the total shares of the Corporation and the preferences of -i- calling to an Ordinary or Extraordinary Shareholders Meeting when the shareholders of at least 5% of Series B issued shares request it and -ii- call an Extraordinary Board of Director's Meeting, without the qualification of the same by the President, when it is requested by the Director elected by the shareholders of said Series B. The restriction and preferences of the aforementioned Series B shares will be in force for fifty continuous years following June three of nineteen ninety three. Series A shares have the preference to exclude the Director elected by the Series B shares from the voting process in which the President of the Board of Directors and of the Corporation is to be elected, if there is a tie in the first voting process. The preference of the Series A shares will be in force for fifty continuous years following June three of nineteen ninety three. All shares will be registered shares and the form of the listed securities, their issuance, exchange, disabling, loss, replacement, assignment and other circumstances thereon will be ruled pursuant to the provisions of Law number eighteen thousand forty six and its Regulations.

ARTICLE 5 BIS.- The minimum value of the ratio resulting from dividing the Corporations's total cleared assets by its total assets, measured on the individual balance, will be forty percent. No person, including the state treasury, may directly or by means of third related persons, state-owned companies, decentralized, autonomous, municipal, or other institutions, concentrate more than thirty two percent of the Corporation's capital with right to vote. Minority shareholders must have at least ten percent of the Corporation's capital with right to vote, and at least fifteen percent of such capital must be underwritten by over one hundred shareholders not related among them, and each of them must own a minimum equivalent to one hundred Development Units (Unidades de Fomento) in stocks, according to the value determined in the last balance. The Corporation's administrators must pursue the strict compliance of the foregoing, pursuant to the applicable terms established in the Executive Order number three thousand five hundred of year one thousand nine hundred eighty, and its amendments. In addition, the Corporation will register under the applicable shareholder's name, only the amount of stocks which do not surpass the stock's concentration limit established in these By-laws, when requested to register some stock transfer. In the event that some shareholder owns an amount of stocks greater than the number allowed by these By-laws, the Corporation, within fifteen days, must inform the shareholder about it, in order for him to sell the remnant. This is without detriment of the obligation for both parties to sign a commitment of non concentration of stocks, under the terms provided by Executive Order number three thousand five hundred of year one thousand nine hundred eighty, and its amendments. Shareholders will have no right to underwrite preferred stocks, when this implies surpassing the concentration margin established in these By-laws. The Corporation may request from its shareholders the information requested to determine if there are related persons or, in case the shareholders are legal entities, the names of their main partners or shareholders, and those of the natural persons related thereon. The shareholders will be obliged to provide such information. Cleared asset, minority shareholder, and related persons are to be understood as per the definitions stated thereon, in the Executive Order number three thousand five hundred of year one thousand nine hundred eighty, and its amendments.

ARTICLE 6.- The Corporation will keep a record of every shareholder, registering the amount of stocks owned by each of them, and their domiciles.

ARTICLE 7.- The Corporation neither recognizes nor accepts divided stocks. In the event two or more persons are sharing one stock, they must appoint a common representative.

ARTICLE 8.- Once the loss, theft, robbery, or disabling of a listed security, or another similar accident, has been verified, the replacement of the listed security will be performed pursuant to the rules in Law No. 18.046, and its Regulations.

TITLE III.
Administration.

ARTICLE 9.- The Corporation will be managed by a Board of Directors composed of eight members. Series A Shareholders will elect seven Directors, and Series B shareholders will elect one Director. The Directors may be shareholders or not.

ARTICLE 10.- Directors will remain three years in their posts, and they can be reelected indefinitely. The Directors will stay in their posts after the date of expiration, if the Yearly Shareholders Meeting has not been held in time, so as to elect the new Directors. In that event, the Board of Directors must call a Meeting as soon as possible, so as to appoint the applicable Directors, and in any case within the period stipulated by Law.

ARTICLE 11.- In order to elect the Directors in the applicable General Shareholders Meeting, each Series A stock and each Series B stock will have the right to only one vote. Series A shareholders and Series B shareholders will vote separately, and those persons with the highest majority in each Series will be elected, until the number of posts each Series has the right to elect has been completed.

ARTICLE 12.- The minutes containing the Directors' election performed in the applicable General Shareholders Meetings, will include the names of all Series A and Series B shareholders attending the meeting, specifying the number of stocks they voted for themselves or acting for third parties, and stating the general result of the election.

ARTICLE 13.- The Director who does not attend to three consecutive meetings due to reasons not considered as reasonable by the Board of Directors, will as a matter of fact stop performing his functions, and must be replaced without delay and formalities. In this case, and in those of conflict of duties, resignation, dismissal, death, bankruptcy, or any other inability disabling a Director to perform his duties, the Board of Directors will proceed to appoint the replacing Director(s), which will stay in his or their duties until the next Meeting, where all the Directors are to be elected.

ARTICLE 14.- In the first meeting to be held by the Board of Directors after the election, a President and, immediately afterwards, a Vice-President will be appointed from among its members. These appointments will be made with the agreeing votes of the absolute majority of Directors attending the meeting, and in the event of a tie, a new voting will be performed, where only the Directors elected by Series A shareholders will participate. Each of them will remain three years in his post, and can be reelected indefinitely. If any of these posts becomes vacant due to any reason, before the expiration period stated in the foregoing paragraph, the Directors will appoint someone new for the remaining period. The foregoing will be performed with the same quorum, and restrictions indicated for a tie. In the Board of Directors' Meetings, the duties of Secretary will be performed by the Corporation's Chief Executive Officer or by the person specifically designated for such purpose by the Board of Directors.

ARTICLE 15.- The Board of Directors will meet or be in session at least once a month. There will be ordinary and extraordinary Board of Directors' meetings. The former will be held on dates previously specified by the same Board of Directors. The latter will be held when specially called for by the President himself or due to instructions of one or more Directors, subject to the previous judgement of the need thereon by the President, unless the meeting is requested by the absolute majority of the Directors, or by the Director elected by the Series B shareholders, events in which the meeting is to be held without the previous judgement of its need. In the extraordinary meetings, only the matters specifically indicated in the meeting's notice can be discussed.

ARTICLE 16.- If there are Directors that in a specific operation have personal interests in it or on behalf of third parties, the provisions thereon in Articles No. 44 and 136 of Law No. 18.046 and the applicable regulations of such Law will be applied.

ARTICLE 16 BIS.- All acts and contracts entered into by the Corporation with its majority shareholders, its Directors or Chief Executives, or with persons related to them, must be previously approved by two-thirds of the Board of Directors, and must be recorded in the corresponding Minutes, without detriment to the provisions thereon, in Article No. 44 of Law No. 18.046, and other applicable provisions of the same body of laws, or its Regulations concerning Directors.

ARTICLE 17.- Directors will be remunerated for their duties. The amount of their remuneration will be fixed yearly by the General Ordinary Shareholders Meeting.

ARTICLE 18.- The Board of Directors, in order to comply with the corporate purposes, fact which is not necessary to demonstrate before third parties, will have the Corporation's court-ordered representation and out-of-court representation, and will be invested of all administrative and disposing powers that can be legally granted to it, including those acts and contracts that require special power, excluding only those issues that the Law or these By-laws establish as exclusive of the General Shareholders Meetings. The foregoing is without detriment of the court-ordered representation corresponding to the Chief Executive Officer.

ARTICLE 18 BIS.- While performing the duties indicated in the foregoing article, the Board of Directors must always remain within the limits determined by the investment and financing policy approved by the Ordinary Meeting, pursuant to the provisions of Article 119 of Executive Order number three thousand five hundred of year one thousand nine hundred eighty, and its amendments.

ARTICLE 19.- The quorum for the Board of Directors' meetings will be of five members, and the agreements will be accepted by the majority of the attending Directors. In the event of a tie, the vote of the presiding party will decide.

ARTICLE 20.- The Board of Directors may commission part of its authority to the Corporation's Chief Executives, Executives, or attorneys, to a Director or a Commission of Directors, and for purposes expressly determined, to third parties.

ARTICLE 21.- The deliberations and agreements of the Board of Directors will be recorded in a special minutes book, which must be signed by the members attending the meeting, and by the Secretary. If one of them dies or becomes unable for any reason, the circumstance of this impediment will be recorded in the footer thereof.

The Minutes will be considered as approved from the moment it has been signed by the aforementioned persons, and as of such moment onward, the agreements may be put into force.

ARTICLE 22.- The Director wishing to exempt his liability for some act or agreement of the Board of Directors, must state his opposition in the Minutes, and the President of the Board of Directors must inform such matter in the next General Shareholders Meeting.

TITLE IV.
President and Vice-President
of the Board of Directors and Chief Executive Officer

ARTICLE 23.- The President will be the President of the Board of Directors, and of the General Shareholders Meetings, and he will be specially entrusted to: (a) Act as chairman of the Board of Directors' meetings, and of the General Shareholders Meetings; (b) Perform other duties indicated in these By-laws, and in the Law or those entrusted to him by the Board of Directors and (c) Exercise all other duties contemplated in these By-laws or in the Laws or that the Board of Directors entrusts him.

ARTICLE 24.- The Vice-President will replace the President in the event of absence or temporary inability of the latter, with the same powers and without the need to demonstrate this fact to third parties. In the event of absence or inability of the Vice-President, he will be replaced by the senior Director and, if this is not possible, by the Director appointed by the Board of Directors.

ARTICLE 25.- The Board of Directors will appoint a Chief Executive Officer, who will have all the powers and duties applicable to a commercial agent, and those others provided in the Law or in these By-laws, or specifically assigned to him by the Board of Directors.

The post of Chief Executive Officer is in conflict with the post of the Corporation's President, Vice-President, Director, Auditor or Accountant.

TITLE V.
General Shareholders Meetings.

ARTICLE 26.- The Shareholders will hold Ordinary and Extraordinary Meetings.

ARTICLE 27.- The Ordinary Meeting will take place within the four month period following the Balance's date, in the place, date, and time determined by the Board of Directors, to address the following matters: (a) To approve or reject the Report Statement, the Balance and the Financial Statements submitted by the Corporation's Board of Directors or the Receivers; to review the Corporation's condition and the inspectors' reports; (b) To pronounce on the distribution of profits, if any, for each accounting year and, specially, on the distribution of dividends; (c) To elect, when applicable, or to revoke the members of the Board of Directors or the Receivers; (d) To designate yearly independent external auditors in order to review the Corporation's accounting, inventory, balance and other financial statements, with the commitment of submitting a written report during the next General Ordinary Shareholders Meeting, about the fulfillment of its mandate with at least thirty days in advance to such meeting; (e) To fix the Board of Directors' remuneration; (f) To yearly designate, in accordance with the provisions of Article 118 of the Executive Order number three thousand five hundred of year one thousand nine hundred eighty, and its amendments, two Regular and two Alternate Account Inspectors, with the authority established in Article 51 of Law No. 18.046 of 1981, and (g) any other matter related to the interests and progress of the Corporation, except matters which must be addressed in the General Extraordinary Shareholders Meeting, pursuant to the Law or these By-laws.

ARTICLE 27 BIS.- In addition to the foregoing article, the Ordinary Meeting will approve the investment and financing policy proposed by the Administration, in the terms provided in Article 119, of the Executive Order number three thousand five hundred of year one thousand nine hundred eighty, and its amendments. If the State Treasury, directly or indirectly, either through state-owned companies, decentralized, autonomous, or municipal institutions, or through any other legal entity, is the owner of 50% or more of the issued stocks, this policy has to include the Corporation's criteria to fix the products' and services' selling prices, and will require, for its approval, the agreeing votes from the majority of the shareholders representing the State Treasury or the state-owned companies, decentralized, autonomous, or municipal institutions, or other legal entity, and the absolute majority of the remaining shareholders. The Ordinary Meeting will also yearly designate two Regular and two Alternate Account Inspectors with the authority established in Article 51 of Law No. 18.046.

ARTICLE 28.- The General Extraordinary Shareholders Meeting will be held when the Board of Directors deems necessary, when requested by shareholders representing at least ten percent of the Corporations' total issued stocks, or when requested by Series B shareholders representing at least five percent of the issued Series B stocks, in order to address the following matters: (a) Dissolution of the Corporation; (b) Transformation, union or division of the Corporation and modification of its By-laws; (c) Issuing bonds or debentures that may be converted into stocks; (d) Transferring the ownership of the Corporation's fixed assets and liabilities, or of the total asset; (e) Furnishing collateral securities or personal guarantees to give bail for third party's liabilities, except if these are subsidiary Corporations, in which case the Board of Directors' approval will be enough, and (f) Other matters which are determined by the Law, by these By-laws or by the Board of Directors.

Matters indicated in letters a), b), c), and d), can only be agreed upon in a meeting held in the presence of a Notary Public, who must attest that the written Minutes is a true statement of what happened, and was agreed upon in the meeting. When calling a General Extraordinary Shareholders Meeting, the notice must indicate its objective, and only those matters included in the notice can be addressed.

ARTICULO 28 BIS.- Notwithstanding the foregoing article, other matters to be addressed in the Extraordinary Meeting are: (a) Transferring the ownership of the Corporation's properties or rights, considered essential for its operation, according to the investment and financing policy, as well as setting up guaranties thereon, and (b) The anticipated modification of the investment and financing policy approved by the Ordinary Meeting.

ARTICULO 29.- The call to a Shareholders Meetings, either Ordinary or Extraordinary, will be by means of a highlighted advertising, published at least three times, and on different days, in the newspaper of the legal address determined by the Shareholders Meeting, and in the way and under those conditions indicated by the Regulations.

Additionally, a notice will be sent by mail to each shareholder with at least fifteen days prior to the date of the Meeting, which will include a reference of the matters to be addressed. However, those meetings with the attendance of all stocks with a right to vote may be legally held, even if the foregoing formal notice requirements are not met.

Any Shareholders Meeting must be informed to the Superintendency of Securities and Insurances, with at least fifteen days in advance.

ARTICLE 30.- The General Shareholders Meetings, either Ordinary or Extraordinary, will be constituted in its first notice with stocks representing at least the absolute majority of the issued stocks, and in its second notice, with those that are attending, whichever its number. Agreements will be adopted by the absolute majority of the present or represented stocks having right to vote, without detriment of those special majorities stated by the Law or these By-laws. The agreements to increase Series B stocks' participation above fifty percent of the Corporation's total stocks, and to modify the inventory and percentages stated for the Essential Assets referred to in the applicable letter B of the Corporation's Financing Policy of nineteen ninety three, approved by the fifteenth General Extraordinary Shareholders Meeting thereon, or any other that will follow it or replace it in the future, will require the agreeing vote of two thirds of the stocks present or represented with right to vote, in the respective Corporation's General Shareholders Meeting.

ARTICLE 31.- Only the legal owners of stocks registered in the Shareholder register with five working days in advance to the Meetings' date, will have the right to vote in the General Shareholders Meetings. Each shareholder will have a right to one vote for each stock he owns or represents. No Series A or Series B shareholder will have the right to vote for himself or in behalf of other shareholders of the same Series A or Series B, representing more than thirty seven comma five percent of the underwritten stocks, and with a right to vote of each of that Series. Besides the restricted right to vote and the preference corresponding to the pertinent stocks, the legal owners of both stock Series will have identical rights in the Corporation. In the Meetings, shareholders can be represented by third parties, either shareholders or not, by means of a power of attorney addressed to the Corporation.

ARTICLE 31 BIS.- Notwithstanding the foregoing, no shareholders, including the State Treasury, will have the right to vote by himself or in behalf of other shareholders representing more than thirty two percent of the Corporation's registered stocks, and with right to vote. If so, the part exceeding thirty two percent of the stocks is to be deducted. For calculating this percentage, the shareholder's stocks and those pertaining to third parties related to him are to be added. Also, no person may represent shareholders that together have more than thirty two percent of the Corporation's registered stocks.

ARTICLE 32.- Parties attending the Meeting must sign an attendance record where, after each signature, the signatary's stock number and Series, and the stock number and Series he is representing, with the name of the represented party, must be indicated.

ARTICLE 33.- The deliberations and agreements of the Meetings will be recorded in a special minutes book, that will be kept by the Board of Directors' Secretary. The Minutes will be signed by the President or by whom replaces him, by the Secretary and by three shareholders elected in the Meeting, or by all shareholders if they were less than three. The Minutes will be considered as approved from the moment it has been signed by the aforementioned persons, and from that moment on, the agreements taken in it may be put into force.

ARTICLE 34.- The inspectors elected by the Ordinary Shareholders Meeting must review the Corporation's accounting, inventory, balance and other financial statements, and provide a written report, in the next General Ordinary Shareholders Meeting, about the fulfillment of that mandate.

TITLE VI.
Balance and Profit Distribution

ARTICLE 35.- Each year, in December 31, the accounting period will be closed and a General Balance of the Corporation's assets and liabilities will be performed. The Balance must indicate the Corporation's new capital value, and stock value according to the provisions of the Law thereon.

ARTICLE 36.- The Board of Directors must submit a detailed annual report statement to the Ordinary Shareholders Meeting about the Corporation's condition in the last accounting period, along with the general balance, the income statement, and the report thereon submitted by the inspectors. All these documents must clearly indicate the condition of the Corporation's patrimony at the closing of the respective accounting period, and the profits earned or losses suffered therein.

On a date not later than the first notice calling the General Ordinary Meeting, the Board of Directors must send a copy of the Corporation's balance and annual report to each shareholder registered in the respective register, including the report of the inspectors and their respective notes.

The duly audited general balance and income statements, and the other information determined by the Superintendency of Securities and Insurances, will be published once in a newspaper of wide circulation, in the location of the legal residence, with no less than ten days and no more than twenty days in advance to the Meeting which will determine thereon. Additionally, the aforementioned documents must be submitted within the same term to the Superintendency of Securities and Insurances, in the number of copies that the latter determines.

The annual report, balance, inventory, minutes of the Board of Directors and Meetings, books, and reports of the inspectors, must be at the shareholders' disposal in the Corporation's offices, fifteen days prior to the Meeting. If the general balance and income statement are changed during the Meeting, the pertinent modifications will be sent to the shareholders within fifteen days following the Meeting, and will be published in the same newspaper in which those documents were published, and within the same term.

ARTICLE 36 BIS.- Notwithstanding the foregoing article, a copy of the report issued by the account inspectors referred to in article Twenty Seven Bis of this By-laws, and of the investment and financing policy proposed by the administration will be submitted by the Board of Directors to the Ordinary Meeting, and sent to each shareholder registered in the respective Register.

ARTICLE 37.- Dividends will be paid exclusively out of the accounting period's net profits, or out of the profits retained of balances already approved by the Shareholders Meeting. If the Corporation has accrued losses, the profits earned in the accounting period will be assigned in first place, to absorb such losses.

ARTICLE 38.- At least thirty per cent of the accounting period's net profits will be distributed yearly as dividend in money to the shareholders, proportionally to their stocks, except as otherwise determined unanimously by the issued stocks in the respective Meeting.

TITLE VII.
Dissolution and Liquidation

ARTICLE 39.- The Corporation will be dissolved by those reasons indicated in Article 103 of Law No. 18.046.

ARTICLE 40.- Once the Corporation has been dissolved, it will be liquidated by a receiver committee constituted of three members elected by the Shareholders Meeting, which will determine its authorities, obligations, remuneration and term.

TITLE VIII.
Arbitration

ARTICLE 41.- Any problem arising among the shareholders, or among them and the Corporation or their administrators, during its effective period or its liquidation, will be resolved by an arbitrator appointed by mutual agreement of the parties. If there is no agreement between the parties, the Superintendent of the Superintendency of Securities and Insurances, or the Ordinary Legal Proceedings will make the appointment. The aforementioned arbitrage will not restrain the possibility that, when a conflict arises, the claimant may remove his knowledge for the arbitrator's competency and submit it to the decisions of Ordinary Legal Proceedings.

TITLE IX.
Special Regulations.

ARTICLE 42.- While the Corporation is subject to the provisions contained in Title XII, and other pertinent provisions of the Executive Order number three thousand five hundred of year one thousand nine hundred eighty, and its amendments, any modifications to the regulations established in Articles 1bis, 5bis, 16bis, 18bis, 27bis, 28bis, 31bis, and 36bis, and herein, will require the quorum set forth in Article 121 of the mentioned Executive Order number three thousand five hundred according to its new text or legal regulations replacing or amending it.

ARTICLE 43.- The right of withdrawal that a Pension Funds Administration (Administradora de Fondos de Pensiones) may exercise in those events set forth under Article one hundred and seven of the Executive Order number three thousand five hundred of nineteen eighty, and its amendments, will be subject to the following special regulations: (a) The right of withdrawal will begin the day of publication of the agreement taken by the Risk Classification Committee's (Comisión Clasificadora de

Riesgo) disapproving the Corporation's stocks, and from this day on the term will be counted for its exercise, and for the payment of the stocks' price under the terms indicated in Article seventy one, paragraph two, of Law number eighteen thousand and forty six; (b) The price of each stock paid by the Corporation to the Pension Funds Administration which exercises its right of withdrawal, will be determined in the way provided for it in the pertinent articles of the Decree number five hundred and eighty seven of the Ministry of Finance, of August fourth of nineteen eighty two, Regulations of Corporations. However, in the event of stocks with security operations, the value of each stock will be the highest weighted average price of the security operation thereon, in the six months prior to the day of the disapproval agreement taken by the Risk Classification Committee that caused the withdrawal, properly adjusted by the variation experimented by the Consumer Price Index between the day of each operation, and the day of the agreement, or the market value of that day resulting from the average price of the operations performed in the Stock Exchange. The highest value calculated this way will be applied only if it is higher than the value determined, according to the provisions of the aforementioned Regulations of Corporations. In case of stocks with no Security Operations, the date of the disapproval agreement taken by the Risk Classification Committee will be considered as the date to determine the stocks' book value.

TRANSITORY ARTICLE 1.- The restriction and preferences of the Corporation's shares will extinguish as a matter of course at the term of fifty years, starting from June three of nineteen ninety three. After this term, all stocks in force at such date will be automatically converted in ordinary shares and the Corporation's Board of Directors will call an Extraordinary General Shareholders Meeting as soon as possible with the purpose of adapting and modifying the pertinent By-laws.

TRANSITORY ARTICLE 2.- The Corporation's capital of four hundred ninety four million one hundred sixty thousand nine hundred forty six dollars divided into or represented by one hundred forty three million three hundred seventy six thousand nine hundred seventy two Series A shares without nominal value and by one hundred twenty million three hundred seventy six thousand nine hundred seventy two Series B shares without nominal value has been paid and will be paid (i) with four hundred fifteen million one hundred sixty thousand nine hundred forty six dollars divided into or represented by one hundred twenty million three hundred seventy six thousand nine hundred seventy two Series A shares without nominal value and by one hundred twenty million three hundred seventy six thousand nine hundred seventy two Series B shares without nominal value, all fully subscribed and paid at December 31, 1997 and (ii) with seventy nine million that will be paid as a result of the issuance of twenty three million new Series A shares without nominal value in accordance with the provisions of the Corporation's 21, 22 and 23 Extraordinary Shareholders Meetings and for which purpose the Board of Directors may issue 23.000.000 new Series A shares to be paid in cash at the moment of their subscription. The Board of Directors may freely determine the subscription price within 120 days as from the date of such Meetings and through any direct or indirect mechanism, in Chile or abroad and, in this latter case, through the ADR process. Such new shares will be previously offered to the Corporation's then current shareholders in proportion to their share ownership at the fifth business day prior to the date in which they may exercise such preferred right and without affecting the maximum concentration limits established herein or in the Law. All such new Series A shares must be subscribed and paid within the three year period as from February 6, 1998. The Board of Directors is fully empowered to adopt all decisions needed for the timely and full issuance, subscription and payment of the referred new Series A shares.

Patricio Contesse G.
Chief Executive Officer
Sociedad Química y Minera de Chile S.A.